Exhibit 99.1

VITAMIN SHOPPE, INC. 300 Harmon Meadow Blvd Secaucus, NJ 07094 (201) 868-5959 www.vitaminshoppe.com	NEWS RELEASE

The Vitamin Shoppe Announces New Member of Board of Directors

SECAUCUS, N.J., March 1, 2016 — Vitamin Shoppe, Inc. (NYSE: VSI), a multi-channel specialty retailer and manufacturer of nutritional products, today announced that its Board of Directors voted to expand the size of the Board to eleven directors and appointed Guillermo Marmol as new independent member of the board of directors effective February 29, 2016. Mr. Marmol will also be a member of the Nomination and Governance Committee.

Mr. Marmol has served as President of Marmol & Associates, a consulting firm that provides advisory services and investment capital to early stage technology companies, since March 2007 and, prior to that, from October 2000 to 2003. He served as Division Vice President and a member of the Executive Committee of Electronic Data Systems Corporation, a global technology services company, from 2003 to 2007, and as a director and Chief Executive Officer of Luminant Worldwide Corporation, an internet professional services company, from 1998 to 2000. From 1995 to 1998, he served as Vice President and Chair of the Operating Committee of Perot Systems Corporation. He began his career at McKinsey & Company, rising to increasingly senior positions with the firm, including the positions of Director and Senior Partner from 1990 to 1995, and was a leader of the organization and business process redesign practices. Mr. Marmol is a director and chair of the audit committee of Foot Locker Inc., and a director of Principal Solar Inc. and KERA/KXT North Texas Public Broadcasting Inc.

Richard Markee, Non-Executive Chairman of the Board of the Vitamin Shoppe stated, “The Company has continued to diversify its board with the goal of adding individuals who can bring knowledge in different disciplines that will contribute to the Vitamin Shoppe’s growth and success as we implement the Company’s customer experience reinvention strategy. A key part of that strategy focuses on the digital experience and we expect that Guillermo will be able to contribute substantially to our corporate development efforts due to his extensive years of executive experience in global technology companies. He brings a wealth of experience and an important perspective that will no doubt positively impact the future of the Company as we continue to execute on our initiatives for creating shareholder value. His passion for entrepreneurship, technology, and innovation is exciting.”

The Board also nominated Mr. Marmol to stand for election as part of the Company’s slate of director nominees at the 2016 Annual Meeting pursuant to the previously announced Agreement dated as of January 12, 2016, among the Vitamin Shoppe and Carlson Capital, L.P. and certain of its affiliates.

About the Vitamin Shoppe, Inc. (NYSE:VSI)

Vitamin Shoppe is a multi-channel specialty retailer and contract manufacturer of nutritional products based in Secaucus, New Jersey. In its stores and on its websites, the Company carries a comprehensive retail assortment including, vitamins, minerals, specialty supplements, herbs, sports nutrition, homeopathic remedies, green living products, and beauty aids. In addition to offering products from approximately 800 national brands, the Vitamin Shoppe also carries products under The Vitamin Shoppe®, BodyTech®, True Athlete®, MyTrition®, plnt®, ProBioCareTM, Next Step®, BetancourtNutritionTM, and Nutri-Force®Sports brands. The Vitamin Shoppe conducts business through more than 750 company-operated retail stores under The Vitamin Shoppe and Super Supplements retail banners, and primarily through its website. Follow the Vitamin Shoppe on Facebook at http://www.facebook.com/THEVITAMINSHOPPE and on Twitter at http://twitter.com/VitaminShoppe.

CONTACTS:

Investors:

Kathleen Heaney

646-912-3844 OR 201-552-6430

ir@vitaminshoppe.com

Media:

Meghan Biango

Manager, Corporate Communications

201-552-6017

Meghan.Biango@vitaminshoppe.com